Exhibit 7.17

September 26, 2013

Mr. Frank Vitrano

Senior Executive Vice President,

Chief Financial Officer and Chief Administrative Officer

Rite Aid Corporation

30 Hunter Lane

Camp Hill, Pennsylvania 17011

Re:	Exchange of Rite Aid Corporation 7.0% Series G Convertible Preferred Stock and

6.0% Series H Convertible Preferred Stock

Dear Frank:

This will confirm your agreement to an exchange with the undersigned (Green Equity Investors III, L.P., on its behalf and on behalf of Green Equity Investors Side III, L.P., collectively, the “Holder”) of 7.75 shares of 7.0% Series G Convertible Preferred Stock (the “Series G Preferred Stock”) and 1,876,013.37 shares of 6% Series H Convertible Preferred Stock (the “Series H Preferred Stock” and together with the Series G Preferred Stock, the “Preferred Shares”) of Rite Aid Corporation (the “Company”), currently held by Holder for a number of shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), on the terms set forth herein (the “Exchange”).

1.         Exchange of Preferred Shares. The settlement of the Exchange will take place on September 30, 2013 (the “Settlement Date”), at which time the Holder will cause delivery of the Preferred Shares to the Company, and the Company will cause the Exchange Shares (as defined below) to be credited, in accordance with the procedures of the Depository Trust Company, into a book-entry account previously identified in writing by the Holder, in exchange for the Preferred Shares, the Preferred Shares that would have been issued as a pay-in-kind dividend on September 30, 2013 and all claims Holder may have arising out of or relating to the Preferred Shares (including without limitation, any dividends thereon, whether accrued, accumulated, declared or otherwise).

2.        Exchange Shares. The “Exchange Shares” shall be equal to 40,000,000 shares of Common Stock.

3.        Representations Warranties and Covenants.

(a)        In connection with this transaction, the Holder hereby represents, warrants, acknowledges and agrees as follows:

(1)        The Holder (i) is the sole legal and beneficial owner of the Preferred Shares and (ii) owned the Preferred Shares prior to the commencement of any discussions with the Company or any of its advisors or agents regarding the Exchange.

(2)        The Preferred Shares being transferred hereunder are free and clear of any liens, charges or encumbrances and upon completion of the Exchange, Holder will convey to the Company good title to the Preferred Shares free and clear of all liens, charges and encumbrances. The Preferred Shares being transferred hereunder represent all shares of Series G Preferred Stock and Series H Preferred Stock owned, beneficially or of record, by the Holder, other than a pay-in-kind dividend payable on September 30, 2013 which is being satisfied hereby. Holder’s “holding period” with respect to the Preferred Shares, as determined in accordance with Rule 144(d), has commenced on a date that is six (6) months or more preceding the date hereof.

(3)        Neither the Holder, nor anyone acting on Holder’s behalf, has received any commission or remuneration directly or indirectly in connection with or in order to solicit or facilitate the Exchange.

(4)        The Holder acknowledges that the transactions contemplated hereby are intended to be exempt from registration by virtue of Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”). The Holder knows of no reason why such exemption is not available.

(5)        The Holder has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in, and to make an informed investment decision with respect to, the Exchange and receipt of the Exchange Shares and the Holder acknowledges that (i) the Company makes no representation regarding the value of the Preferred Shares or the Exchange Shares and (ii) the Holder has independently and without reliance upon the Company made its own analysis and decision to enter into the Exchange and exchange Preferred Shares for the Exchange Shares.

(6)        The Holder has had such opportunity as it has deemed adequate to obtain from representatives of the Company such information as is necessary to permit the Holder to evaluate the merits and risks of the transactions contemplated hereby.

(7)        The Holder represents that (i) it has all of the power and authority necessary to enter into this transaction and to consummate the transactions contemplated hereunder, (ii) it has taken all action as may be necessary for it to authorize the execution and delivery of this agreement and the consummation of the transactions contemplated by this agreement and the performance of its obligations hereunder, (iii) this agreement is an obligation enforceable against Holder in accordance with its terms, except as may be limited by bankruptcy, insolvency, or other equitable remedies, and (iv) neither the execution and delivery hereof by Holder or its performance of its obligations hereunder will violate or contravene any applicable requirements of law or any of its governing documents or material agreements.

(8)        No material consent, approval, authorization or order of, or registration, qualification or filing with any court, regulatory authority, governmental body or any other third party is required to be made by Holder for the execution, delivery or performance by Holder of this agreement or the consummation by Holder of the transactions contemplated hereby.

(b)      In connection with this transaction, the Company hereby represents, warrants, acknowledges and agrees as follows:

(1)        Assuming the accuracy of the Holder’s representations herein, the Exchange Shares will be “freely transferable” by the Holder, subject to the volume and other requirements under Rule 144 under the Securities Act.

(2)        The Company acknowledges that the transactions contemplated hereby are intended to be exempt from registration by virtue of Section 3(a)(9) of the Securities Act. The Company knows of no reason why such exemption is not available.

(3)        The Company represents that (i) it is a corporation duly organized and validly existing under the laws of the State of Delaware, (ii) it has all of the corporate power and authority necessary to enter into this transaction and to consummate the transactions contemplated hereunder, (iii) it has taken all corporate and stockholder action as may be necessary to authorize the execution and delivery of this agreement and the consummation of the transactions contemplated by this agreement and the performance of its obligations hereunder, (iv) this agreement is an obligation enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency or other equitable remedies, and (v) neither the execution and delivery hereof or the performance of its obligations hereunder will violate or contravene any applicable requirements of law or any of its charter, by-laws or material agreements.

(4)        No material consent, approval, authorization or order of, or registration, qualification or filing with any court, regulatory authority, governmental body or any other third party is required to be made by the Company for the execution, delivery or performance by the Company of this agreement or the consummation by the Company of the transactions contemplated hereby, except as may be required by the rules of New York Stock Exchange.

(5)        The Exchange Shares have been duly authorized for issuance by all necessary corporate action and, when issued in accordance with the terms hereof, the Exchange Shares will be validly issued, fully paid and nonassessable; and the Exchange Shares are not being issued in violation of any preemptive rights.

4.        Resignation of Director. On the Settlement Date, Holder will cause John Baumer to resign from the Company’s Board of Directors effective as of the Settlement Date.

5.        NYSE Approval. The Company covenants that on the Settlement Date, the 5,378,883 Exchange Shares that have not been previously approved for listing by the New York Stock Exchange will be approved for listing, subject only to official notice of issuance.

6.        Governing Law. This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law rules contained therein and each party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement.

7.        Expenses. Each of the Company and the Holder will pay its own expenses incurred in connection with the transactions contemplated hereby.

8.        Savings Clause. No provision of this agreement shall be construed to require any party or its affiliates to take any action that would violate any applicable law (whether statutory or common), rule or regulation of any governmental authority.

9.        Amendment and Waiver. Except as otherwise provided herein, this agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. The failure of any party to enforce any of the provisions of this agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this agreement in accordance with its terms.

10.      Severability. If any provision of this agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this agreement shall not be affected and shall remain in full force and effect.

11.      Entire Agreement. Except as otherwise expressly set forth herein, this agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

12.      Successors and Assigns. Neither this agreement nor any of the rights or obligations of any party under this agreement shall be assigned, in whole or in part by any party without the prior written consent of the other parties.

13.      Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

14.      Remedies.

(a)        Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that each and every one of the covenants or agreements in this agreement are not performed in accordance with their terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically each and every one of the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b)        All rights, powers and remedies provided under this agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

15.      Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first business day following the date of dispatch if delivered by a recognized next day courier service, or on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to Holder:

Green Equity Investors III, L.P.

c/o Leonard Green & Partners, L.P.

1111 Santa Monica Boulevard

Suite 2000

Los Angeles, California 90025

Attention: Jonathan Seiffer

Facsimile: 310-954-0404

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022-4834

Attention: Howard A. Sobel

Facsimile: 212-751-4864

Attention: Howard A. Sobel

If to the Company:

Rite Aid Corporation

30 Hunter Lane

Camp Hill, Pennsylvania 17011

Facsimile: 717-760-7867

Attention: Marc Strassler, Esq.

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Facsimile: 212-735-2000

Attention: Stacy J. Kanter, Esq.

                 Michael J. Zeidel, Esq.

Very truly yours,

GREEN EQUITY INVESTORS III, L. P.

By: GEI Capital III, LLC, its General Partner

By:	/s/ Jonathan D. Sokoloff
Name: Jonathan D. Sokoloff
Title: Manager

AGREED AND ACCEPTED:

RITE AID CORPORATION

By:	/s/ Marc Strassler
Name: Marc Strassler
Title: Executive Vice President